EXHIBIT 99.1

    CERTAIN INFORMATION CONCERNING UNISOURCE ENERGY CORPORATION ("UNISOURCE ENERGY") AND ITS SUBSIDIARIES, INCLUDING TUCSON ELECTRIC POWER COMPANY ("TEP")

     Note: The following information concerning UniSource Energy and its subsidiaries is being furnished solely for the purpose of complying with the requirements of Regulation FD under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information is not complete and must be considered together with other available information concerning UniSource Energy and TEP. UniSource Energy and TEP are subject to the information and reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC").

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This information contains certain forward-looking statements regarding the plans, objectives, goals, strategies, future events or performance and underlying assumptions of UniSource Energy that are not statements of historical facts. The words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" and similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

     The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

     o the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on our indebtedness or pay dividends on our common stock;

     o the effects of restructuring initiatives in the electric industry and other energy-related industries;

     o    competition in retail and wholesale energy markets;

     o changes in economic conditions, demographic patterns and weather conditions in our utility subsidiaries' retail service area;

     o supply and demand conditions in wholesale energy markets, including volatility in market prices and illiquidity in markets, which are affected by a variety of factors. These factors include the availability of generating capacity in the western U.S., including hydroelectric resources, weather, natural gas prices, the extent of utility restructuring in various states, transmission constraints, environmental regulations and cost of compliance, Federal Energy Regulatory Commission, or FERC, regulation of wholesale energy markets, and economic conditions in the western U.S.;

     o the creditworthiness of the entities with which we and our affiliates transact business or have transacted business;

     o changes affecting our utility subsidiaries' cost of providing electrical service including changes in fuel costs, generating unit operating performance, scheduled and unscheduled plant outages, interest rates, tax laws, environmental laws, and the general rate of inflation;

     o changes in governmental policies and regulatory actions with respect to financing and rate structures;

     o changes affecting the cost of competing energy alternatives, including changes in available generating technologies and changes in the cost of natural gas;

     o changes in accounting principles or the application of such principles to our businesses;

     o    changes in asset depreciable lives;

     o market conditions and technological changes affecting our unregulated businesses;


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     o    unanticipated changes in future liabilities relating to employee benefit plans due to changes in market values of retirement plan assets and health care costs;

     o    the outcome of any ongoing or future litigation; and

     o our ability to obtain financing through debt and/or equity issuances, which can be affected by various factors, including interest rate fluctuations and capital market conditions.

     We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this information may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.


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                           COMPANY INFORMATION SUMMARY

     This summary is not complete. This information contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" in this information.

     For purposes of this section, references to "we," "us," "our," and "UniSource Energy" refer solely to UniSource Energy Corporation and not to its subsidiaries unless the context clearly suggests otherwise.

     UniSource Energy is a utility holding company headquartered in Tucson, Arizona. UniSource Energy has no significant operations of its own. Our regulated subsidiaries are Tucson Electric Power Company, or TEP, and UniSource Energy Services, or UES, which owns UNS Gas, Inc., or UNS Gas, and UNS Electric, Inc., or UNS Electric. As of September 30, 2004, these companies provided energy to approximately 587,000 customers across Arizona. Our subsidiaries Millennium Energy Holdings, Inc., or Millennium, and UniSource Energy Development Company, or UED, operate unregulated businesses.

     TUCSON ELECTRIC POWER COMPANY

     TEP is a vertically-integrated, regulated utility that generates, purchases, transports and distributes electricity to residential, commercial and industrial customers. TEP has provided electric service to the community of Tucson, Arizona for over 100 years. TEP's service territory consists of a 1,155 square mile area and included an estimated population of 931,000 in the Tucson metropolitan area and in southeast Arizona as of September 30, 2004. TEP provided power to approximately 373,000 customers in the Tucson metropolitan area as of September 30, 2004. TEP holds a franchise to provide electric distribution service to customers in Tucson through 2026. TEP is our largest business segment and contributed 77% of our operating revenues for the nine months ended September 30, 2004 and comprised 84% of our assets as of September 30, 2004.

     TEP typically uses its own generation to serve the electricity requirements of its retail and wholesale customers. TEP's generation resources have met, on average, 95.4% of its customers' coincident peak demand for the five year period 1999-2003. As of September 30, 2004, TEP owned or leased 2,003 megawatts, or MW, of generating capability versus a retail peak demand of 2,088 MW. In 2003, TEP's fuel mix for its generation assets consisted of 96% coal and 4% gas. TEP's average fuel cost in 2003 was $1.79 per MMBtu consumed, based on $1.58 per MMBtu for coal and $6.38 per MMBtu for gas. TEP purchases power in the wholesale market to provide adequate reserve margins during summer peak periods, during outages and to meet peak demands. TEP also purchases additional electric energy from other utilities and power marketers when economical.

     When TEP expects to have excess generating capacity, TEP sells this forecasted excess generating capacity in the wholesale markets. These wholesale sales include long-term contracts with other utilities and power marketers, forward and energy sales and transmission service sales.

     TEP's retail customer base is diverse, with approximately 41%, 20%, 27% and 9% of its 2003 retail electric sales coming from residential, commercial, non-mining industrial and mining customers, respectively. The average annual growth rate of TEP's retail customers from 1999 through 2004 was 2.5%.

     TEP's forecasted capital expenditures for the next five years are: $159 million in 2005, $141 million in 2006, $133 million in 2007, $124 million in 2008 and $198 million in 2009. Forecasted capital expenditures for 2009 include $54 million of additional local generation facilities to support anticipated growth in TEP's service territory. If TEP obtains the required environmental permits to proceed with the planned transmission line to Nogales, it would expect to fund an additional $76 million during this five year period. As of September 30, 2004, year-to-date capital expenditures for TEP were $82 million. Capital expenditure forecasts are subject to change and revision in both amount and timing due to, among


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other things, changes in business operations and customer growth, changes in economic conditions and changing legal and regulatory requirements.

     UNISOURCE ENERGY SERVICES

     In August 2003, UniSource Energy completed the purchase of the Arizona electric utility and gas utility assets from Citizens Communications Company, or Citizens, for approximately $223 million in cash. As part of its approval process for the acquisition of UES, the Arizona Corporation Commission, or ACC, approved a 22.0% increase in UNS Electric rates and a 20.9% increase in UNS Gas base rates over the rates that Citizens previously charged. Both UNS Gas and UNS Electric have energy cost pass-through mechanisms.

     Through its operating companies, UNS Gas and UNS Electric, UES provides natural gas and electric service to approximately 214,000 customers in 30 communities in northern and southern Arizona as of September 30, 2004.

     UNS Electric, which owns the electric utility assets acquired from Citizens, serves approximately 84,000 customers and a population of more than 222,000 people in the Mohave and Santa Cruz counties. Mohave County is one of the fastest growing counties in Arizona, with approximately 8% population growth over the past two years. UNS Electric's service territory is located in the northwest corner of the state and covers a substantial portion of the land area in Mohave County. Santa Cruz County is located in the southeast portion of the state on the Mexican border and experienced approximately 5% population growth from 2002 through 2004.

     UNS Gas, which owns the gas utility assets from the Citizens acquisition, serves approximately 130,000 customers in northern and southeastern Arizona. Its service territory comprises six counties, which account for approximately 50% of the landmass of Arizona. Since 2002, the total population of UNS Gas's service territory has grown by 6% to approximately 727,000 in 2004. The UNS Gas distribution system consists of 3,399 miles of steel and plastic distribution mains.

     UES' forecasted capital expenditures for the next five years are: $49 million in 2005, $50 million in 2006, $44 million in 2007, $45 million in 2008 and $48 million in 2009. As of September 30, 2004, year-to-date capital expenditures for UES were $27 million.

     UNREGULATED BUSINESSES

     Our unregulated businesses are conducted by UED and Millennium.

     UED acted as project manager for the expansion of the Springerville Generating Station, where TEP currently leases Unit 1 and the related common facilities and owns Unit 2. In connection with the financial closing of Unit 3 at Springerville in October 2003, UED received a management fee of $11 million. UED does not have any significant current operations.

     Millennium holds investments in various companies designed to develop renewable energy, thin-film technologies and other emerging energy technologies. The assets of Millennium comprised approximately 6% of UniSource Energy's consolidated assets as of September 30, 2004. UniSource Energy intends to cease making capital contributions to Millennium.

     RECENT DEVELOPMENTS

     FISCAL YEAR 2004 EARNINGS RELEASE

     On February 7, 2005, we reported earnings for 2004 of $45 million, or $1.30 per share of our common stock, as disclosed in our Current Report on Form 8-K filed on February 8, 2005. We also


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announced that our Board of Directors has increased our quarterly dividend by 19 percent to $0.19 per share.

     Higher revenues from our utility subsidiaries contributed to our financial performance in 2004. TEP's utility gross margin (the sum of electric retail and wholesale revenues less fuel and purchased power expenses) increased by $27 million, or 5 percent, compared with 2003.

     In 2004, TEP reported earnings of $45 million, or $1.30 per share of our common stock, compared to 2003 earnings of $129 million, or $3.81 per share of our common stock. Excluding the impact of adopting FAS 143, TEP's earnings in 2003 were $61 million, or $1.82 per share of our common stock. TEP's reported earnings in 2003 also include the recognition of $15 million in tax benefits related to net operating losses and investment tax credits from prior years.

     TEP's retail customer base grew by 2 percent in 2004. Customer growth and higher kWh sales to mining customers contributed to a $28 million, or 4 percent, increase in retail revenues during 2004. The average price of copper was 59 percent higher in 2004, leading to increased mining activity and an $11 million, or 38 percent, increase in revenues from sales to TEP's mining customers. Revenue from commercial customers increased by $11 million or 6 percent compared with 2003.

     The audit of our financial results for the year ended December 31, 2004 is not yet complete, and, therefore, the results for the quarter and the year ended December 31, 2004 are subject to change upon completion of the audit.

     TERMINATION OF ACQUISITION AGREEMENT

     In November 2003, we entered into an Agreement and Plan of Merger (the "Agreement") with Saguaro Acquisition Corp. ("Saguaro"), an affiliate of Saguaro Utility Group L.P. ("Saguaro LP"), that provided for the acquisition of all of our outstanding common stock for $25.25 per share by Saguaro. Saguaro LP was an Arizona limited partnership whose general partner was Sage Mountain, L.L.C. and whose limited partners included investment funds associated with Kohlberg Kravis Roberts & Co., L.P., J.P. Morgan Partners, LLC and Wachovia Capital Partners.

     On December 21, 2004, the ACC voted, at the end of a special open meeting, to deny the application seeking its approval of the proposed acquisition.

     The Agreement provided that in the event that the ACC denied the acquisition, Saguaro or we could terminate the Agreement, and we would be obligated to reimburse up to $7 million of Saguaro's expenses. On December 30, 2004, Saguaro exercised its right to terminate the Agreement and we paid Saguaro $7 million to cover Saguaro's expenses, pursuant to the terms of the Agreement.

     RECAPITALIZATION OF TEP

     During the first half of 2005 we plan to implement a recapitalization strategy for TEP for purposes of which UniSource Energy would incur a total of approximately $235 million in indebtedness. We intend to endeavor to complete a private placement financing, which will constitute the first step in pursuing this strategy. Additionally, we intend to endeavor to raise the remainder of such amount through additional UniSource Energy indebtedness. If completed, we intend to use the net proceeds from these transactions to repay, in whole or in part, principal and accrued interest on UniSource Energy's intercompany indebtedness to TEP (which is in the principal amount of $95 million with accrued interest thereon, as of September 30, 2004, of $7 million) and to make additional capital contributions to TEP. We expect that TEP will use the proceeds of such debt repayment and any additional capital contributions to redeem or repurchase up to $225 million of TEP's existing indebtedness. Although there can be no assurance that we will be able to complete these transactions, this recapitalization, if successful, is intended to increase TEP's equity to capitalization ratio, to a level that will allow TEP to pay all of its current net income to UniSource Energy in dividends.


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


     MILLENNIUM STRATEGY

     UniSource Energy intends to cease making capital contributions to Millennium.

     Millennium has eliminated its investment in True Pricing, Inc. and significantly reduced the holdings and activity of Millennium Environmental Group, Inc. Millennium is in the process of selling its remaining interest in Nations International, Ltd. Millennium plans to seek additional investors for Global Solar Energy, Inc. ("Global Solar") and Infinite Power Solutions, Inc. ("IPS"), or sell all or part of its interest in those entities, or a combination of both, to preserve the value of the investments.

     To date, Millennium has been authorized to fund up to an additional $5 million for capital expenditures and operations at Global Solar, and up to $3.3 million for capital and operations at IPS. Millennium's remaining commitments for other Millennium investments are $4 million to Haddington Energy Partners II LP and $3 million to Valley Ventures III, LP.

     We anticipate that any operating and capital funding required to support Millennium's investments will be provided out of existing cash or cash returns from these investments.

FOR A DISCUSSION OF FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED, SEE "RISK FACTORS."


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


                                  RISK FACTORS

     The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition, results of operations and cash flows would likely suffer.

RISKS RELATING TO OUR FINANCIAL CONDITION

WE ARE A HOLDING COMPANY AND HAVE NO OPERATING INCOME OF OUR OWN.

     We have no operations of our own and derive all of our revenues and cash flow from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make any funds available to us. Our subsidiaries may not be able to, or be permitted to, make distributions to us due to contractual restrictions. In addition, our regulated subsidiaries have made certain commitments to the ACC and, in the case of TEP and UNS Electric, are subject to constraints under the Federal Power Act, that affect their ability to make distributions to us.

REGULATORY RESTRICTIONS LIMIT THE ABILITY OF OUR REGULATED SUBSIDIARIES TO MAKE DISTRIBUTIONS TO US.

     Regulatory restrictions limit the ability of our regulated subsidiaries to make distributions to us. These restrictions include:

     o a limitation on the payment of dividends to us unless certain financial tests are satisfied; and

     o a restriction on lending or transferring funds or issuing securities without ACC approval.

     The ACC has issued an order that prevents TEP from paying dividends exceeding 75% of TEP's earnings unless its common equity equals at least 40% of its total capitalization (which, as calculated by the ACC, includes common equity, preferred equity and long-term debt, including current maturities of such debt, and excludes capital lease obligations). Any private placement financing we accomplish will not be sufficient to enable TEP to pay all of its net income to UniSource Energy as dividends. While we intend to incur additional UniSource Energy indebtedness and to contribute a portion of the proceeds of such additional UniSource Energy indebtedness to TEP for use in additional TEP debt reduction, our plan to recapitalize TEP may not be successful. We may not be able to obtain such additional financing for UniSource Energy as intended or at all. This may limit TEP's ability to make distributions to us.

     The Federal Power Act also restricts electric utilities' ability to pay dividends. Pursuant to the Federal Power Act, electric utilities cannot pay dividends out of funds that are properly included in their capital account. TEP has an accumulated deficit rather than positive retained earnings. Although the terms of the Federal Power Act are unclear, we believe there is a reasonable basis for TEP to pay dividends from current year earnings. However, the FERC could attempt to stop TEP from paying further dividends or could seek to impose additional restrictions on the payment of dividends.

     Since TEP's ability to make distributions to us to is dependent on the amount of its current net income, any condition or event which reduces its net income would adversely affect its ability to make distributions to us. Reductions in net income could result from decreased revenues or increased expenses, including non-cash charges and charges resulting from changes in accounting regulations or practices.

     The ACC has also issued an order which prevents UNS Gas and UNS Electric from paying dividends exceeding 75% of their earnings until their respective common equity is equal to at least 40% of their respective total capitalization. As of September 30, 2004, the ratio of common equity to total capitalization of UNS Electric and UNS Gas was approximately 40% and 35%, respectively.


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


CONTRACTUAL RESTRICTIONS MAY RESULT IN US NOT HAVING ACCESS TO THE CASH FLOW OF OUR SUBSIDIARIES.

     The terms of the credit facilities and other existing debt instruments at our subsidiaries restrict their ability to pay dividends and otherwise transfer assets to us.

     TEP cannot pay dividends to us unless it complies with the covenants in its credit agreement, including covenants that require TEP to maintain a minimum consolidated tangible net worth, two minimum cash coverage ratios and a maximum total leverage ratio. The following table shows TEP's actual and required amounts and ratios as of September 30, 2004 (all such amounts and ratios being calculated as provided in the credit agreement).


------------ -------------------------- -------------------- -------------------- --------------
               Minimum Consolidated        Minimum Cash         Minimum Cash         Maximum
                Tangible Net Worth        Coverage Ratio       Coverage Ratio*      Leverage
               (amounts in millions)                                                  Ratio
------------ -------------------------- -------------------- -------------------- --------------
Required               $352                    1.40x                1.75x             5.25x
------------ -------------------------- -------------------- -------------------- --------------
Actual                 $437                    2.50x                2.50x             4.24x
------------ -------------------------- -------------------- -------------------- --------------

* Without giving effect to capital expenditures spent on the Tucson Nogales transmission line.



     As of September 30, 2004, compliance with these covenants would not have prevented dividends which would otherwise have been permitted under the ACC limitations.

     The ability of UNS Gas and UNS Electric to make dividend payments to us is also restricted by the instruments governing their debt, which require each of UNS Gas and UNS Electric to have a maximum ratio of long-term debt to total capitalization and minimum interest coverage ratio after giving effect to any such payments. In addition, each of UES, UNS Gas and UNS Electric is required to maintain a minimum consolidated net worth. The following table shows the actual and required amounts and ratios as of September 30, 2004 (all such amounts and ratios being calculated as provided in the debt instruments).


------------------- -------------------------- --------------------------- --------------------------
                        Maximum Ratio of       Minimum Interest Coverage   Minimum Consolidated Net
                     Long-term Debt to Total             Ratio                       Worth
                         Capitalization                                      (amounts in millions)
------------------- -------------------------- --------------------------- --------------------------
                    Required      Actual       Required      Actual        Required      Actual
------------------- ------------- ------------ ------------- ------------- ------------- ------------
UES                 None                       None                        $50           $96
------------------- ------------- ------------ ------------- ------------- ------------- ------------
UNS Gas             0.65 to 1     0.65 to 1    2.50 to 1     2.89 to 1     $43           $55
------------------- ------------- ------------ ------------- ------------- ------------- ------------
UNS Electric        0.65 to 1     0.60 to 1    2.50 to 1     4.66 to 1     $26           $41
------------------- ------------- ------------ ------------- ------------- ------------- ------------

     As of September 30, 2004, compliance with these covenants would not have prevented dividends which would otherwise have been permitted under the ACC limitations. It is unlikely, however, that UNS Gas or UNS Electric will pay dividends in the next five years due to their own expected cash requirements for capital expenditures.


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OUR SUBSIDIARIES HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS WHICH COULD ADVERSELY
AFFECT THEIR BUSINESS AND RESULTS OF OPERATIONS.

     The substantial indebtedness of our subsidiaries could have important consequences for their businesses and results of operations and subsequently on their ability to distribute amounts to us. For example, it could:

     o require our subsidiaries to dedicate a substantial portion of their cash flow to pay principal and interest on their debt, which could reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

     o make our subsidiaries more vulnerable to restrictions imposed by new government regulations as well as changes in general economic, industry and competitive conditions; and

     o limit the ability of our subsidiaries to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of their business strategy or other purposes.

     In addition, the interest expense of our subsidiaries could increase if interest rates rise because certain of their debt instruments bear interest at floating rates. A one percent increase (decrease) in average interest rates under these agreements would result in a decrease (increase) in UniSource Energy's annual pre-tax net income of approximately $4 million.

     The substantial indebtedness of our subsidiaries could make it more difficult for our subsidiaries to comply with the obligations of their debt instruments, and any failure to comply with the obligations of any of their debt instruments, including financial and other restrictive covenants, could result in an event of default under the agreements governing UniSource Energy's indebtedness.

     If our subsidiaries do not have sufficient earnings to service their debt or make distributions to us, we and our subsidiaries may be required to refinance all or part of their existing debt, borrow more money or sell securities, none of which can we guarantee we will be able to do. Any borrowings, issuance of securities or pledge of assets to secure the payment of debt by our regulated subsidiaries would be subject to ACC approval. Any refinancing of our or our subsidiaries' debt could be at higher interest rates and could require us or them to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments may restrict us and our subsidiaries from adopting some of these alternatives.

THE TERMS OF OUR SUBSIDIARIES' EXISTING DEBT INSTRUMENTS AND OUR FUTURE DEBT INSTRUMENTS MAY RESTRICT OUR CURRENT AND FUTURE OPERATIONS, PARTICULARLY OUR ABILITY TO RESPOND TO CHANGES IN OUR BUSINESS OR TO TAKE CERTAIN ACTIONS.

     The credit facility at TEP and other existing debt instruments of our subsidiaries contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to engage in acts that may be in our best long-term interests. As described above, the TEP credit facility includes financial covenants, including requirements to:

     o    maintain certain minimum cash coverage ratios; and

     o    not exceed certain maximum total leverage ratios.

In addition, the TEP credit facility also requires TEP to maintain a minimum consolidated tangible net worth. The financial covenants contained in this credit facility will become more restrictive over time.

     The TEP credit facility also includes covenants restricting, among other things, the ability of TEP to:


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     o    incur additional debt;

     o pay dividends, or make redemptions and repurchases, with respect to capital stock;

     o    incur certain liens;

     o    make certain loans and investments; and

     o engage in mergers, acquisitions, asset sales and sale/leaseback transactions.

     The operating and financial restrictions and covenants in our subsidiaries' existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

RISKS RELATING TO OUR BUSINESS

OUR REGULATED SUBSIDIARIES ARE SUBJECT TO COMPREHENSIVE ENERGY REGULATION, AND CHANGES IN OUR REGULATED SUBSIDIARIES' REGULATORY ENVIRONMENT AND RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND OUR CONTROL MAY SIGNIFICANTLY AFFECT OUR BUSINESS AND OUR ACCESS TO CAPITAL MARKETS.

     Our regulated subsidiaries are subject to comprehensive and changing governmental regulation at both the state and federal levels. Steps taken and being considered at the state and federal levels continue to change the structure of the electric industry and utility regulation.

     At the state level, the ACC has jurisdiction over TEP's, UNS Gas' and UNS Electric's rates charged to retail customers, the issuance of securities, disposition of assets and transactions with affiliated parties.

     At the federal level, our regulated subsidiaries are subject to regulation by the FERC under the Federal Power Act, among other things. The FERC has jurisdiction over rates for electric transmission in interstate commerce and rates for wholesale sales of electric power, among other things. The FERC regulates the terms and prices of our regulated subsidiaries' transmission services and sales of electricity at wholesale prices.

     In July 2002, the FERC issued a Notice of Proposed Rulemaking on what it called "standard market design," or "SMD," that called for "sweeping changes" to the federal energy regulatory regime, including, among other things, a proposed requirement that all transmission-owning utilities transfer control of their transmission facilities to a regional transmission organization, or RTO. TEP and other transmission owners in the southwest United States have made various filings with the FERC regarding the formation of an RTO to be known as WestConnect RTO, including an October 2001 petition for declaratory order as to whether the WestConnect RTO proposal would satisfy FERC's criteria for an RTO. An October 2002 FERC order, as clarified and reheard by a September 2003 FERC order, found that, if modified in certain respects, the WestConnect RTO proposal would generally satisfy FERC's RTO requirements. In an April 2003 white paper, which used the term "wholesale market platform" in lieu of "SMD," FERC indicated that it was considering a more flexible approach to the regulatory initiatives contemplated by its July 2002 Notice of Proposed Rulemaking that would, among other things, allow for greater regional variations between and among RTOs.

     Participation in an RTO, like that which might be required or promoted by FERC through a final order on SMD or other actions, would materially alter the manner in which UniSource Energy's regulatory utilities own and operate their transmission services. We cannot predict the precise nature or effect of the FERC's SMD or RTO initiatives or whether WestConnect RTO will be approved as proposed.

     As a result of the energy crisis in California during 2000 and 2001, the volatility of natural gas and electricity prices in North America, the bankruptcy filings by Enron Corporation and Pacific Gas & Electric Company, and investigations by governmental authorities into energy trading activities, companies in the regulated and unregulated utility businesses have been under increased scrutiny by state and federal regulators, the capital markets and the rating agencies. We cannot predict or control what effect these types of events or future actions of regulatory agencies may have on our business or our access to capital markets.

DEREGULATION OR RESTRUCTURING OF THE ELECTRIC INDUSTRY MAY RESULT IN INCREASED COMPETITION, WHICH COULD HAVE A SIGNIFICANT IMPACT ON OUR BUSINESS AND FINANCIAL RESULTS.

     In 1999, the ACC approved rules that provided a framework for the introduction of retail electric competition in Arizona. Continued regulatory developments and legal challenges to the rules, however, have raised uncertainty about the status and pace of retail competition in Arizona. Currently, none of TEP's retail customers are receiving energy from other providers. TEP cannot predict when, and the extent to which, competitors will enter TEP's service territory.

     In January 2005, an Arizona Court of Appeals decision became final in which the Court held invalid certain portions of the ACC rules on retail competition and related market pricing. Based on this decision, we expect that the ACC will address the competition rules in an administrative proceeding during 2005. We cannot predict what changes, if any, the ACC will make to the competition rules. Additionally, notwithstanding the presence of a 1999 settlement agreement addressing TEP rates and generation services, we cannot predict whether the ACC will attempt to reinstate cost of service ratemaking for all or a portion of TEP's generation services at a future point in time or whether, in addressing its competition rules, the rate mechanisms established under the 1999 settlement agreement will be modified prior to the expiration of the 1999 settlement agreement in 2008.

     As a result of changes in federal laws and regulatory policy, competition in the wholesale market has greatly increased due to increased participation by utilities, non-utility generators, independent power producers and other wholesale power marketers and brokers. As of the end of 2004, electric generating capacity in Arizona has grown to approximately 25,000 MW, an increase of nearly 60% since 2001. A majority of this growth over the last three years is the result of 16 new or upgraded gas-fired generating units with a combined capacity of approximately 9,200 MW. Increased competition together with increased supply could reduce the prices at which we sell electricity in the wholesale market, which could reduce our wholesale sales and revenues. In addition, the presence of fewer creditworthy counterparties, as well as legal, political and regulatory uncertainties, has reduced market liquidity and trading volume and therefore increased volatility in the wholesale energy markets.

RESTRICTIONS ON RATE INCREASES AT TEP, UNS GAS AND UNS ELECTRIC COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS, CASH FLOWS AND NET INCOME.

     TEP entered into a settlement agreement with the ACC and certain customer groups in 1999. TEP does not have a purchase power or fuel adjustment rate mechanism. Under the terms of the settlement agreement, no rate case filed by TEP through 2008 may result in a net rate increase. In the event that power purchase, natural gas or coal costs, operation and maintenance or other expenses increase, TEP could be adversely affected unless TEP were able to seek recovery of such increased costs under emergency provisions of the 1999 settlement agreement. TEP may not be able to recover such costs.

     On June 1, 2004, TEP filed general rate case information with the ACC. TEP's filing does not propose any change in retail rates. Absent the restriction on raising rates provided in the TEP settlement agreement, we believe that the data presented by TEP would justify a request by TEP for an increase in retail rates of 16%. The general rate case information uses a historical test year ended December 31, 2003 and establishes, based on TEP's standard offer service, that TEP is experiencing a revenue deficiency of $111 million. The rate case information includes, among other things, Springerville Unit 1 costs and certain other generation costs in excess of those recovered through existing rates and recovery of increased fuel expense. The proposed weighted cost of capital for the test year ended December 31, 2003 is 8.78%, including an 11.5% return on equity (increased from 10.67% currently authorized). The rate case information uses a hypothetical 40% equity capitalization (excluding capital lease obligations) rather than the hypothetical 37 1/2% equity capitalization used in setting TEP's existing rates. TEP's actual equity capitalization (excluding capital lease obligations) at September 30, 2004 was 28%. Despite the indicated


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revenue deficiency, the ACC could conclude that TEP should decrease rates after
June 1, 2005. Such a decision could adversely affect TEP's results of operations, cash flows and net income.

     Under the terms of the ACC order approving the Citizens acquisition, UNS Gas and UNS Electric may not file a general rate case until August 2006 and any resulting rate increase may not become effective until August 1, 2007. UNS Gas has an automatic gas price adjustment mechanism, known as the Purchased Gas Adjustor Factor, or PGA Factor, through which increases or decreases in the cost of gas can be passed on to customers. The PGA Factor is calculated on a 12-month rolling average of actual gas costs and is subject to a cap on how much the factor can change in a twelve-month period. When under- or over-recovery of gas costs reaches approximately $4.5 million, UNS Gas may request a PGA surcharge or surcredit, which is subject to a review by the ACC, with the goal of collecting or refunding the amount deferred from or to customers. UNS Gas may therefore not be able to recover increased fuel costs in a timely manner or at all. UNS Electric has a purchase power and fuel rate adjustment clause which allows for adjustment to the base rate for increased or lower power prices through a separate surcharge or surcredit which must be approved by the ACC, also subject to a review. Otherwise, UNS Gas and UNS Electric must seek recovery of increased costs (such as maintenance or capital expenditure costs) either through emergency provisions contained in the ACC order or through future general rate case proceedings. UNS Gas and UNS Electric may not be able to recover such costs.

     Prices for wholesale electricity and natural gas may fluctuate substantially over relatively short periods of time and expose TEP, UNS Gas and, to a lesser extent, UNS Electric to commodity price risks to the extent they cannot be passed onto customers in a timely manner or at all. Wholesale electricity prices in the western markets have been volatile in recent years. In the event of shortfalls due to unforeseen increases in load demand or outages of generation or transmission, TEP may need to purchase additional supplemental power in the wholesale spot market at higher prices than are recovered through existing rates.

     Restrictions on rate increases at TEP, UNS Gas and UNS Electric also expose them to other changes in costs related to interest rates, employee benefits and other costs of doing business.

MATERIAL CHANGES TO TEP'S RETAIL RATES COULD OCCUR, WHICH COULD NEGATIVELY IMPACT TEP'S RESULTS OF OPERATIONS, CASH FLOWS AND NET INCOME.

     The 1999 settlement agreement approved by the ACC provides that TEP's fixed competitive transition charge (fixed CTC) will expire when TEP's $450 million transition recovery asset is fully amortized or on December 31, 2008, whichever is earlier. Based on current projections of retail sales, the transition recovery asset is expected to be fully amortized by mid-2008. Absent any other change to TEP's retail rate structure, we estimate that the expiration of the fixed CTC (which currently produces revenues of just under one cent per kWh sold) will result in an average decrease in revenues from retail rates of approximately 12% relative to revenues from current retail rates.

     The 1999 settlement agreement also specifies that TEP's floating competitive transition charge (floating CTC) will expire on December 31, 2008. This charge, which moves inversely to changes in TEP's market-based generation services rate, presently appears as a credit on retail customer bills. Based on current forward pricing in the wholesale energy markets, we anticipate that the floating CTC will continue to appear as a credit on retail customer bills through 2008. After the expiration of the floating CTC, TEP's rates for generation services would be market-based. Absent any other change to TEP's retail rate structure, expiration of the floating CTC would result in market-based generation services rates which would, based on current forward pricing in the wholesale energy markets, produce a significant retail rate increase in January 2009 relative to current retail rates. TEP anticipates that it will be required to file a rate request to address the rates that will go into effect after the expiration of the 1999 settlement agreement. We cannot predict whether the ACC will permit or require market-based rates for generation services, reinstate cost of service ratemaking for all or a portion of TEP's generation services or require an alternate methodology to determine rates for TEP's generation services. The ACC may revise its rate methodologies prior to the expiration in 2008 of the 1999 settlement agreement, in which case new rates could replace those established pursuant to the 1999 settlement agreement prior to January 2009. In the event that the ACC reinstates cost of service ratemaking for TEP's generation services and does not allow other factors


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


that have changed in the intervening years to be considered, significant retail rate decreases could occur. Any such rate decreases could negatively impact TEP's results of operations, cash flows and net income.

THE EXPIRATION OF POWER SUPPLY AGREEMENTS AND OUR GROWING CUSTOMER BASE WILL REQUIRE US TO FIND ALTERNATE SOURCES FOR A PORTION OF OUR ENERGY NEEDS.

     Our electric utility subsidiaries are parties to power supply agreements which expire between 2005 and 2008. UNS Electric has a full requirements contract (approximately 390 MW in 2004) with Pinnacle West Capital Corporation, or PWCC, which expires May 31, 2008. TEP's 110 MW power exchange agreement with Southern California Edison, or SCE, expires May 14, 2005. TEP has a 75 MW contract with PPL Energy Plus, LLC expiring in December 2006, and a 50 MW contract with Panda Gila River, LP through September 2005, as well as other short-term power purchase agreements to meet 2005 summer load requirements.

     The expiration of these contracts, with our growing customer base, will require us to find other sources of energy to supply our customers. We may enter into new purchase power contracts or we may invest in new generation facilities. We may not be able, however, to identify additional investment opportunities or make investments on favorable terms. In addition, we cannot assure you whether we will be able to enter into purchase power contracts on favorable terms or at all. If we are unable to do so, we may be required to purchase power on the spot market which could expose us to volatile market prices. In addition, if capacity problems develop in the western power markets, TEP and UNS Electric may find it difficult or more expensive to replace the energy provided under their existing agreements.

OUR UTILITY SUBSIDIARIES' REVENUES, RESULTS OF OPERATIONS AND CASH FLOWS ARE SEASONAL AND ARE SUBJECT TO RISKS THAT ARE BEYOND THEIR CONTROL.

     UniSource Energy's primary source of cash is dividends from its utility subsidiaries' net income. TEP typically earns the majority of its operating revenue and net income in the third quarter because of high air conditioning usage by its retail customers due to hot summer weather. Furthermore, TEP typically reports limited net income in the first quarter because of relatively mild winter weather in its retail service territory. UES' consolidated operating results are expected to be less seasonal than TEP's due to sales of both winter-peaking gas by UNS Gas and summer-peaking electricity by UNS Electric. In addition, changes in the weather may adversely affect our operating revenues and net income. When summer temperatures are lower than normal, or when winter temperatures are higher than normal, we sell less power and consequently earn less income.

TEP MAY BE REQUIRED TO REDEEM SIGNIFICANT AMOUNTS OF ITS OUTSTANDING TAX-EXEMPT BONDS.

     TEP has financed a portion of its utility plant assets with approximately $584 million of tax-exempt bonds for which the exemption from income taxes requires that the financed facilities be used for the local furnishing of electric energy. Various events, including, in certain circumstances, the formation of an RTO or an independent system operator, asset divestitures, changes in tax laws or changes in system operations, could cause TEP to have to redeem or defease some or all of these bonds which could adversely affect TEP's results of operations and cash flows. Any redemption or defeasance of these bonds, subsequent to the debt retirements contemplated in TEP's planned recapitalization, would likely require the issuance and sale of higher cost taxable debt securities in the same or a greater principal amount.

OUR FACILITIES ARE SUBJECT TO OPERATIONAL RISKS.

     TEP's generation assets use coal as the primary fuel for energy generation. Although coal-fired generating stations are generally highly reliable, operational failures and unscheduled outages occur from time to time. Operational failures or unscheduled outages at our utility subsidiaries' facilities, particularly during peak seasons, could result in unanticipated power purchases which could adversely impact our utility subsidiaries' revenues, operating and capital expenses and results of operations. Also, the cost of repairing damage to our utility subsidiaries' facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events in excess of


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


insurance coverage could adversely impact our utility subsidiaries' revenues, operating and capital expenses, results of operations and net income.

TEP LEASES, RATHER THAN OWNS, A MATERIAL PORTION OF ITS GENERATION ASSETS.

     TEP, under separate sale and leaseback arrangements, leases the following generation facilities:

     o coal handling facilities at Springerville Generating Station ("Springerville");

     o    a 50% undivided interest in the common facilities at Springerville;

     o Springerville Unit 1 and the remaining 50% undivided interest in Springerville common facilities; and

     o    Sundt Unit 4 and related common facilities.


     These leases expire at various times between 2011 and 2021. TEP may renew the leases or purchase the leased assets at such times. These renewal and purchase options are generally for fair market value as determined at that time. The cost of renewing or purchasing the leased assets, or the cost of procuring alternate sources of generation or purchased power, could adversely affect TEP's results of operation, cash flows and net income.

     In addition, in the event that the debt relating to the leases of the 50% undivided interest in the Springerville common facilities is not refinanced by June 2006, such leases will terminate, and TEP will be required to repurchase such interest in the common facilities for approximately $125 million. Any such repurchase could adversely affect TEP's results of operations, cash flows and net income.

THE HEDGING PROCEDURES OF TEP AND UNS GAS MAY NOT PROTECT THEIR SALES AND NET INCOME FROM GAS PRICE VOLATILITY.

     To lower their financial exposure to fluctuations in natural gas prices, TEP and UNS Gas hedge a portion of their gas purchases with fixed price contracts up to three years in advance. UNS Gas hedges with the goal of hedging at least 45% and not more than 80% of its expected monthly gas consumption with fixed prices prior to the delivery month. Both TEP and UNS Gas purchase their remaining gas needs in the spot and short-term markets. To the extent they have unhedged positions or their hedging procedures do not work as planned, their business, results of operations, cash flows and net income could be adversely affected.

WE ARE SUBJECT TO NUMEROUS ENVIRONMENTAL LAWS AND REGULATIONS WHICH MAY INCREASE THE COST OF OPERATIONS OF OUR SUBSIDIARIES, IMPACT OUR BUSINESS PLANS OR EXPOSE US TO ENVIRONMENTAL LIABILITIES.

     We are subject to numerous federal, state and local environmental regulations affecting our present and future operations, including regulations regarding air emissions, water quality, wastewater discharges, solid waste, and hazardous waste. Many of these regulations arise from TEP's use of coal as the primary fuel for energy generation. These laws and regulations generally require us to obtain and comply with a variety of environmental licenses, permits, inspections and other approvals and can result in increased capital, operating and other costs.

     Existing environmental regulations may be revised or new regulations may be adopted or become applicable to us. This may result in increased compliance costs or additional operating restrictions, which may have an adverse effect on our results of operations or financial condition.


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OUR UTILITY SUBSIDIARIES MAY BE SUBJECT TO ENVIRONMENTALLY-RELATED LITIGATION
AND CONTRACTUAL OBLIGATIONS.

     Our utility subsidiaries may be periodically subject to environmentally-related litigation that may delay business initiatives, divert management attention from other matters or impose liability on our utility subsidiaries. There is pending litigation challenging existing permits and seeking to impose more stringent emissions standards on the Springerville Generating Station. These challenges could delay or prevent attainment of our business goals. We cannot guarantee the outcome of these or any future lawsuits.

     TEP is also contractually obligated to pay a portion of its environmental reclamation costs at generating stations in which it has a minority interest and possibly at the mines that supply these remote generating stations. While TEP has recorded the portion of its costs that can be determined at this time, the total costs for final reclamation at these sites are unknown and could be substantial.

TEP MAY NOT RECEIVE REQUIRED REGULATORY APPROVALS TO CONSTRUCT A NEW TUCSON-NOGALES TRANSMISSION LINE.

     The ACC issued an order requiring that TEP take action to improve reliability for UNS Electric's retail customers in Nogales, Arizona. TEP has plans to construct a new transmission line from Tucson to Nogales, Arizona in order to fulfill this requirement, as well as to improve market access for TEP's generating assets. TEP has spent approximately $10 million as of September 30, 2004 in development costs for this transmission line. TEP expects that the additional cost necessary to complete construction of the line would be approximately $76 million. However, TEP must obtain a number of federal regulatory approvals in order to begin construction on this line on its intended route. If TEP does not receive the required approvals, it may be required to expense the costs that have been capitalized related to this project, propose alternative methods to the ACC for improving reliability and spend additional amounts to implement such alternative methods.

WE EXPECT MILLENNIUM'S UNREGULATED BUSINESSES WILL CONTINUE TO REPORT LOSSES.

     Although UniSource Energy intends to cease making capital contributions to Millennium, we expect that Millennium will continue to report losses affecting our results of operations. Millennium's current funding commitments to its businesses total approximately $15 million. In addition, we may be required to recognize impairment losses with respect to the Millennium businesses, which had a net book value of approximately $108 million as of September 30, 2004.

WE CANNOT PREDICT THE OUTCOME OF THE LEGAL PROCEEDINGS CURRENTLY BEING CONDUCTED WITH RESPECT TO OUR CURRENT AND PAST BUSINESS ACTIVITIES. AN ADVERSE DETERMINATION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOWS.

     We are involved in numerous legal proceedings, claims and litigation arising out of our business operations, certain of which are summarized in our reports filed with the SEC.

     In addition, on October 15, 2004, Peabody Western Coal Company (Peabody), the coal supplier to the Navajo Generation Station, filed a complaint in the Circuit Court for the City of St. Louis, Missouri against the participants at Navajo, including TEP, for reimbursement of royalties and other costs and breach of the coal supply agreement. Because TEP owns only 7.5% of the Navajo Generating Station, its share of the current claimed damages would be approximately $35 million. TEP believes that these claims are without merit and intends to continue to contest them.

     We cannot predict the ultimate outcome of these matters.


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UNISOURCE ENERGY'S EVALUATION OF INTERNAL CONTROLS IS CURRENTLY IN PROCESS AND
COULD EXPOSE WEAKNESSES IN ITS INTERNAL CONTROL OVER FINANCIAL REPORTING.

     The regulations implementing Section 404 of the Sarbanes-Oxley Act of 2002 require UniSource Energy to provide its assessment of the effectiveness of its internal control over financial reporting beginning with its Annual Report on Form 10-K for the fiscal year ending December 31, 2004. UniSource Energy's independent auditors will be required to confirm in writing whether UniSource Energy's assessment of the effectiveness of its internal control over financial reporting is fairly stated in all material respects, and separately report on whether they believe UniSource Energy maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004.

     While UniSource Energy believes that it currently has adequate internal controls over financial reporting, the evaluation process required for its assessment of its internal controls, and its independent auditor's attestation thereto, is not yet complete and is expected to continue until the time UniSource Energy files its Annual Report on Form 10-K for the year ended December 31, 2004, which is due March 16, 2005. UniSource Energy cannot be certain that it will not discover significant deficiencies that, individually or in the aggregate, could constitute a material weakness in its internal control over financial reporting. Although UniSource Energy currently expects to complete the process of its evaluation and the auditors' attestation on time, it is possible that issues could arise which would prevent UniSource Energy from doing so. If UniSource Energy does discover weaknesses, corrective action may be time consuming, costly and divert the attention of management. The disclosure of a material weakness, even if quickly remedied, could reduce the market's confidence in UniSource Energy's financial statements, result in a delisting of its common stock from the New York and Pacific stock exchanges and harm its stock price.


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